Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
November 4, 2004		Dorothy Brown Smith
Vice President, Corporate
Communication
(717) 396-5696
Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS THIRD QUARTER 2004 RESULTS

LANCASTER, Pa. November 4, 2004 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported third quarter 2004 net sales of $893.5 million, a 4.9% increase over third quarter net sales of $851.4 million in 2003. Excluding the favorable effects of foreign exchange rates of $18.3 million, consolidated net sales increased by 2.7%. Sales growth was recorded for the Company’s Building Products, Wood Products and Cabinets segments primarily due to improved demand and higher prices.

Operating income of $48.8 million was recorded for the third quarter of 2004 compared to operating income of $17.8 million in the third quarter of 2003. A non-cash charge of $8.0 million was recorded in the third quarter of 2003 related to an asbestos claim settlement. During 2003, Armstrong implemented several manufacturing and organizational changes to improve its cost structure and enhance its competitive position. The costs for these initiatives incurred in the third quarter of 2003 totaled approximately $33.6 million, of which approximately $24.0 million was for accelerated depreciation. The remaining amount was primarily for severances and related inventory obsolescence. During the third quarter of 2004, net charges for cost reduction initiatives were $1.4 million.

The improvement in operating income is primarily due to reduced expenses relating to cost reduction initiatives, lower operating expenses as a result of implementing the cost reduction initiatives and improved pricing. Higher raw material costs, particularly lumber and PVC, a lower mix of products, as well as higher selling, general and administrative expenses, offset these improvements.

Segment Highlights

Resilient Flooring net sales were $308.1 million in the third quarter of 2004 and $315.6 million in the third quarter of 2003. 2004 sales compared to 2003 were favorably impacted by $5.4 million from the translation effect of the changes in foreign exchange rates. The decline in sales was primarily due to unit volume declines of laminate and vinyl products sold to major national retailers. Operating income of $10.0 million was recorded for the quarter, a decline of $10.8 million from the third quarter of last year. The decline was due primarily to lower sales and higher raw material costs, wages and salaries, partially offset by expenses incurred in 2003 for the cost reduction initiatives and reduced expenses in 2004 resulting from implementing those initiatives.

Wood Flooring net sales of $209.4 million in the third quarter of 2004 increased 14% from $183.7 million in the prior year. This increase was primarily driven by higher sales volume and improved selling prices. Operating income of $7.1 million in the third quarter of 2004 compared to an operating loss of $9.9 million in the third quarter of 2003. The increase in operating income was primarily attributable to expenses incurred in 2003 for cost reduction initiatives, reduced expenses in 2004 resulting from implementing those initiatives, sales volume gains and higher prices. Partially offsetting these gains were higher lumber costs.

Textiles and Sports Flooring net sales of $70.0 million decreased in the third quarter of 2004 compared to $73.3 million in the third quarter of 2003. Excluding the favorable effects of foreign exchange rates of $5.5 million, net sales decreased 11.2%. Operating income of $2.8 million was reported for the third quarter of 2004 compared to operating income of $0.2 million in the third quarter of 2003. The increase in operating income was primarily due to a $1.8 million gain on the sale of a previously closed plant, expenses incurred in 2003 for cost reduction initiatives and reduced manufacturing expenses resulting from implementing those initiatives, partially offset by the impact of lower sales.

Building Products net sales of $250.2 million in the third quarter of 2004 increased from $227.9 million in the prior year. Excluding the favorable effects of foreign exchange rates of $7.5 million, sales increased by 6.3%, primarily due to higher sales volume and higher selling prices. Operating income for the quarter increased to $40.0 million, from $32.4 million in the third quarter of 2003. This increase resulted from increased sales, improved production efficiencies and higher equity earnings from the WAVE joint venture. These gains were partially offset by higher raw material and energy costs, and wage and salary increases.

Cabinets net sales in the third quarter of 2004 of $55.8 million increased from $50.9 million in 2003 due primarily to price increases and sales of higher priced products. Operating income of $2.8 million in 2004 improved by $6.0 million from a 2003 operating loss of $3.2 million. The improvement in operating income was primarily due to the increased sales and reduced manufacturing costs, partially offset by higher employee bonus accruals.

Year-to-Date Results

For the nine-month period ending September 30, 2004, net sales were $2,642.0 million, an increase of 7.7% from the $2,453.2 million reported for the first nine months of 2003. Increases were reported for all segments except Textiles and Sports Flooring. Excluding the favorable effects of foreign exchange rates of $69.5 million, consolidated net sales increased 4.7%.

Operating income in the first nine months of 2004 was $94.0 million. This compares to an operating loss of $4.3 million for the first nine months of 2003. The improvement in operating income was due to higher prices, increased sales volume, expenses incurred in 2003 for cost reduction initiatives and reduced manufacturing expenses resulting from implementing those initiatives. Partially offsetting these gains were increased raw material and salary and wage costs.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

2003 Form 10-K/A Filed

Armstrong recently requested guidance from the staff of the SEC on interpreting Regulation S-X Rules 1-02(w) and 3-09. Based on guidance from the staff of the SEC, Armstrong has determined it should file an amended 2003 Form 10-K to include the audited financial statements of WAVE (“Worthington Armstrong Venture”), a 50-50 joint venture partnership of Worthington Industries, Inc. and Armstrong formed in 1992. When it originally filed the 2003 Form 10-K, Armstrong had disclosed condensed WAVE financial information.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 44 plants in 12 countries and approximately 15,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$893.5	$851.4	$2,642.0	$2,453.2
Cost of goods sold	699.3	677.4	2,046.8	1,932.3
Selling, general and administrative expenses	151.5	151.1	461.4	454.4
Charge for asbestos liability, net	—	8.0	—	81.0
Goodwill impairment	—	—	60.0	—
Restructuring and reorganization charges, net	1.9	3.2	5.0	7.3
Equity (earnings) from affiliates, net	(8.0)	(6.1)	(25.2)	(17.5)

Operating income (loss)	48.8	17.8	94.0	(4.3)
Interest expense (unrecorded contractual interest of $21.7, $23.5, $65.1, $73.3)	2.2	2.4	6.3	6.9
Other non-operating expense	1.3	4.8	5.0	8.1
Other non-operating (income)	(1.0)	(1.0)	(3.2)	(2.6)
Chapter 11 reorganization costs, net	2.3	6.3	6.6	16.2

Earnings (loss) before income taxes	44.0	5.3	79.3	(32.9)
Income tax expense	20.8	10.0	51.0	4.2

Net earnings (loss)	$23.2	$(4.7)	$28.3	$(37.1)

Net earnings (loss) per share of common stock:
Basic	$0.57	$(0.12)	$0.70	$(0.92)
Diluted	$0.57	$(0.12)	$0.70	$(0.92)
Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales to external customers:
Resilient Flooring	$308.1	$315.6	$934.1	$910.6
Wood Flooring	209.4	183.7	620.9	532.5
Textiles and Sports Flooring	70.0	73.3	197.4	202.4
Building Products	250.2	227.9	727.5	651.7
Cabinets	55.8	50.9	162.1	156.0

Total sales to external customers	$893.5	$851.4	$2,642.0	$2,453.2

Segment operating income (loss):
Resilient Flooring	$10.0	$20.8	$(13.4)	$57.5
Wood Flooring	7.1	(9.9)	38.5	(2.0)
Textiles and Sports Flooring	2.8	0.2	(0.8)	(8.9)
Building Products	40.0	32.4	106.3	78.0
Cabinets	2.8	(3.2)	4.9	(9.2)
All Other	0.5	0.5	1.8	1.4
Unallocated Corporate (expense)	(14.4)	(23.0)	(43.3)	(121.1)

Total consolidated operating income (loss)	$48.8	$17.8	$94.0	$(4.3)

	September 30,
	2004	2003
Segment assets:
Resilient Flooring	$858.2	$915.3
Wood Flooring	642.7	576.6
Textiles and Sports Flooring	213.2	207.1
Building Products	576.3	551.5
Cabinets	102.3	102.3
All Other	20.7	18.8
Assets not assigned to segments	2,316.7	2,276.2

Total consolidated assets	$4,730.1	$4,647.8

Selected Balance Sheet Information

(amounts in millions)

	Unaudited September 30, 2004	December 31, 2003
Assets:
Total current assets	$1,513.2	$1,358.8
Property, plant and equipment, net	1,223.4	1,267.3
Other noncurrent assets	1,993.5	2,021.7

Total assets	$4,730.1	$4,647.8

Liabilities and shareholders’ equity:
Total current liabilities	$469.3	$415.5
Liabilities subject to compromise	4,864.6	4,858.5
Other noncurrent liabilities	696.9	704.0
Shareholders’ deficit	(1,300.7)	(1,330.2)

Total liabilities and shareholders’ equity	$4,730.1	$4,647.8

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Nine Months Ended September 30,
	2004	2003
Net earnings (loss)	$28.3	$(37.1)
Other adjustments to reconcile net earnings (loss) to net cash provided by operating activities	150.7	162.6
Changes in operating assets and liabilities, net	(76.1)	(34.9)

Net cash provided by operating activities	102.9	90.6
Net cash (used for) investing activities	(64.5)	(41.8)
Net cash provided by (used for) financing activities	4.9	(7.5)
Effect of exchange rate changes on cash and cash equivalents	1.0	4.6

Net increase in cash and cash equivalents	44.3	45.9
Cash and cash equivalents at beginning of year	484.3	380.0

Cash and cash equivalents at end of period	$528.6	$425.9